UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

MEI Pharma, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

On September 28, 2023, MEI Pharma, Inc. issued a press release in response to the consent solicitation initiation by a group led by Anson Advisors Inc. and Cable Car Capital LLC. A copy of the press release is set forth below.

MEI Pharma Issues Statement Regarding Anson and Cable Car’s

Opportunistic Actions

SAN DIEGO, September 28 – MEI Pharma, Inc. (Nasdaq: MEIP) (the “MEI” or “the Company”) today issued the following statement in response to the consent solicitation initiated by a group led by Anson Advisors Inc. and Cable Car Capital LLC.

The MEI Board of Directors and management team are focused on advancing our two programs, voruciclib and ME-344, both on the cusp of reporting clinical data during the first half of 2024 that could support value creation opportunities for the benefit of all stockholders. Each program holds the potential, in combination with current therapies, to overcome known resistance mechanisms and improve patient outcomes in cancer. As we highlighted in our recent earnings disclosures, both programs have generated strong engagement among our clinical investigators, and are supported by data showing potential anti-tumor activity and mechanistic proof-of-concept for the combinations being evaluated.

This is an important time for our Company, and our Board comprises highly qualified directors that bring the broad and diverse experience and expertise needed to provide strong oversight and guide the business forward as MEI executes on its upcoming key milestones. Our Board is focused on value creation and routinely evaluates its capital allocation priorities to ensure MEI is positioning opportunities to deliver the highest returns to stockholders.

In contrast, in their latest filing, Anson and Cable Car are clear in their agenda: they want the Company’s cash regardless of the opportunity cost to MEI’s development programs and other stockholders. Don’t be misled by the claims of Anson and Cable Car.

The plan that Anson and Cable Car lay out to strip the Company of its cash now and replace it with the hope to obtain financing later demonstrates a lack of understanding of our business and the realities of today’s capital markets – and exposes the lack of appreciation of the potential of the programs contrasted with their self-interested desire for a return of capital. We believe our stockholders should be highly concerned that this self-interested group wants to take control of your investment.

Further, if Anson and Cable Car are successful in their consent solicitation and upcoming proxy fight, it would create a sudden and significant disruption in the governance function of MEI and cripple the Company’s ability to leverage the potential to create value from the expected upcoming data readouts from both programs.

Additionally, the MEI Board have evaluated Anson and Cable Car’s latest request to set a new record date and determined there was no basis for doing so. The Company set a record date of August 11, 2023 complying with the express request of Anson and Cable Car, made on August 4, 2023, that a record date be set “immediately, and in no event more than ten (10) days” after such request. The Company then conducted multiple discussions with Anson and Cable Car with the goal of reaching a mutual resolution. On September 13, 2023, Anson and Cable Car by letter unilaterally ended the discussions and terminated the agreement that the Company had with them regarding the conduct of the discussions, in which the Company had committed to make a public response to their consent solicitation promptly following the end to such discussions. Pursuant to that agreement, the Company promptly filed our preliminary materials on September 15, 2023. Consequently, the record date that was set at the express request of Anson and Cable Car for their consent solicitation remains August 11, 2023. MEI stockholders of record as of the close of business on this date are eligible to execute, withhold and revoke written consents in connection with Anson and Cable Car’s proposal.

The MEI Board of Directors and management team will continue to take actions that it believes represent the best interest of ALL MEI stockholders.

The MEI Board will provide its formal recommendation with respect to the consent solicitation in its definitive consent solicitation materials that will be filed with the Securities and Exchange Commission (“SEC”) in the coming days. Additionally, the Board will present its recommendation with respect to the election of directors in the Company’s proxy statement, which will be filed with the SEC and mailed to all stockholders eligible to vote at the Company’s fiscal year 2024 Annual Meeting of Stockholders.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a clinical-stage pharmaceutical company committed to developing novel and differentiated cancer therapies. We build our pipeline by acquiring promising cancer agents and creating value in programs through development, strategic partnerships, out-licensing and commercialization, as appropriate. Our approach to oncology drug development is to evaluate our drug candidates in combinations with standard-of-care therapies to overcome known resistance mechanisms and address clear medical needs to provide improved patient benefit. The drug candidate pipeline includes voruciclib, an oral cyclin-dependent kinase 9 (“CDK9”) inhibitor, and ME-344, an intravenous small molecule mitochondrial inhibitor targeting the oxidative phosphorylation pathway. For more information, please visit www.meipharma.com. Follow us on X (formerly Twitter) @MEI_Pharma and on LinkedIn.

Important Information and Where to Find It:

This statement is neither a solicitation of a proxy or consent nor a substitute for any proxy statement or other filings that may be made with the Securities and Exchange Commission (the “SEC”). Nonetheless, the Company, its directors and/or its director nominees and certain of its executive officers and employees may be deemed to be participants in the solicitation of revocations of consents relating to (i) the efforts of Cable Car Capital LLC (“Cable Car Capital” and, together with its affiliates, “Cable Car”), Anson Advisors Inc. (“Anson Advisors” and, together with its affiliates, “Anson”) and certain other participants to solicit consents for the removal of all members of the Company’s Board, or (ii) proxies from the Company’s stockholders in connection with the fiscal year 2024 Annual Meeting. The Company plans to file with the SEC (i) a consent revocation statement in connection with the solicitation of consents to remove the members of the Board (the “Consent Revocation Statement”) and (ii) a proxy statement in connection with the solicitation of proxies for the fiscal year 2024 Annual Meeting (the “Fiscal 2024 Proxy Statement”).

STOCKHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT AND THE FISCAL 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Consent Revocation Statement or Fiscal 2024 Proxy Statement and other materials to be filed with the SEC in connection with the consent solicitation or the fiscal year 2024 Annual Meeting. Such information can also be found in the Company’s definitive proxy statement for the fiscal year 2023 Annual Meeting of Stockholders, filed with the SEC on October 27, 2022, the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, filed with the SEC on September 26, 2023, and in the Company’s Current Reports on Form 8-K filed with the SEC from time to time. To the extent holdings of the Company’s securities have changed since the amounts shown in the definitive proxy statement for the fiscal year 2023 Annual Meeting of Stockholders, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the Fiscal 2024 Proxy Statement and other relevant documents to be filed with the SEC, if and when they become available.

Stockholders will be able to obtain, free of charge, copies of the Consent Revocation Statement and the Fiscal 2024 Proxy Statement (including any amendments or supplements thereto) and any other documents filed by the Company with the SEC in connection with the consent solicitation or the Fiscal 2024 Annual Meeting at the SEC’s website (www.sec.gov) or the Company’s investor website at https://www.meipharma.com/investors.

Forward-Looking Statements

Certain information contained in this statement that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding: the director nominations discussed above, the potential, safety, efficacy, and regulatory and clinical progress of our product candidates, including the anticipated timing for initiation of clinical trials and release of clinical trial data and our expectations surrounding potential regulatory submissions, approvals and timing thereof, our business strategy and plans; the sufficiency of our cash, cash equivalents and short-term investments to fund our operations. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to our failure to successfully commercialize our product candidates; the availability or appropriateness of utilizing the FDA’s accelerated approval pathway for our product candidates; final data from our pre-clinical studies and completed clinical trials may differ materially from reported interim data from ongoing studies and trials; costs and delays in the development and/ or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; uncertainty regarding the impact of rising inflation and the increase in interest rates as a result; potential economic downturn; activist investors; our inability to maintain or enter into, and the risks resulting from, our dependence upon collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements. Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical studies and approved by the FDA as being safe and effective for the intended use.

Contacts

David A. Walsey

858-369-7104

investor@meipharma.com

Joele Frank, Wilkinson Brimmer Katcher

Dan Katcher / Aaron Palash

212-355-4449

MEIP-jf@joelefrank.com